Exhibit 6.18

2nd AMENDMENT TO CONVERTIBLE PROMISSORY NOTE

This AMENDMENT TO CONVERTIBLE PROMISSORY NOTE is entered into on August 15, 2024 (the “Effective Date”) by and between Alternative Ballistics Corporation (the “Company”) and Sky Financial & Intelligence, LLC or Kenneth Haller, or his assigns (“Haller”). Each of the Company and Haller referred to herein as a “Party” and collectively, the “Parties.”

RECITALS:

WHEREAS, on or about March 29, 2022, the Company entered into that certain 15%

Convertible Promissory Note for the benefit of Haller, for the principal sum of $1,000,000 and a maturity date of March 29, 2024 (the “Convertible Promissory Note”);

WHEREAS, the Company extended the Maturity Date for one additional year (the “Extension”) through March 29, 2025;

WHEREAS, in consideration of earlier payment on interest owed to date and elected conversion of a portion of interest, Haller and the Company will agree to amended terms;

NOW, THEREFORE, for good and valuable consideration, the Parties agree as follows:

AGREEMENT:

1. As of 7/31/2024 Total interest due on principle was $415,992.23 on Convertible Promissory Note.

2. As of 07/31/2024 Haller will agree to stop interest until April 1, 2025.

3. The Company will be required to have filed an S-1 registration statement with the intention to go public via Nasdaq by April 1, 2025 in order for interest to remain stopped on the existing Convertible Promissory Note. In the event the registration statement is not filed by that date interest will begin to accrue on principle beginning April 1, 2025.

4. Upon successful filing Haller agrees no additional interest will accrue, and The Company will remain at zero interest on principle for the remainder of the outstanding duration of the note.

5. Haller agrees to convert 1.5M shares settling $300k worth of interest. Shares will be issued no later than 9/30/2024.

6. Balance due after conversion is $115,992.23. ABC will pay Haller $57.5k immediately and $57.5k by 8/15/2024.

Modification. This Amendment may not be modified or amended except in writing duly executed by the Parties hereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment, as of the Effective Date first written above.

COMPANY:

ALTERNATIVE BALLISTICS CORPORATION,
a Nevada corporation

/s/ Steven Luna
By:	Steven Luna
Its:	Chief Executive Officer

HALLER:

KENNETH HALLER, on behalf of himself and
SKY FINANCIAL & INTELLIGENCE, LLC,
a Wyoming limited liability company

/s/ Kenneth Haller
By:	Kenneth Haller
Its:	Sole Member of Sky Financial & Intelligence, LLC